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                        ARCH CAPITAL GROUP LTD. ANNOUNCES
               CASH EXERCISE OF WARRANTS BY PRINCIPAL SHAREHOLDERS


         HAMILTON, BERMUDA, SEPTEMBER 24, 2002 - Arch Capital Group Ltd. [NASDAQ: ACGL] today announced that its principal shareholders, private equity investment funds affiliated with Warburg Pincus and Hellman & Friedman, and certain other investors exercised for cash the Class A warrants that they purchased as part of the capital infusion in November 2001. In addition, Robert Clements, Chairman of the Company's Board, exercised for cash 120,000 of his Class A warrants. An aggregate of 3,842,450 common shares were issued upon the exercise of all outstanding Class A warrants, which were exercisable for $20.00 per share and were scheduled to expire on September 19, 2002. Payment of the exercise price for these Class A warrants increased shareholders' equity by approximately $74 million.

         "We are very pleased to increase our commitment to Arch," said Kewsong Lee, a Managing Director of Warburg Pincus. "Over the past year, the Company has achieved tremendous progress in its underwriting initiatives and in expanding its reinsurance and insurance operations. We continue to believe in the Company's long-term growth potential," Mr. Lee said.

         Added Jack Bunce, a Managing Director of Hellman & Friedman, "We remain convinced that Arch is well positioned to grow and prosper in this strong insurance and reinsurance marketplace. Our additional investment in the Company illustrates our confidence in the progress and execution of the Company's business plan."

         Arch Capital Group Ltd., a Bermuda-based company with over $1.3 billion in equity capital, provides insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

         The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements which reflect

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the Company's current views with respect to future events and financial performance. Forward-looking statements involve the Company's current assessment of risks and uncertainties, including statements regarding anticipated future financial results and prospects for the insurance and reinsurance markets generally. Actual events and results and prospects for the insurance and reinsurance markets may differ materially from those expressed or implied in these statements. In addition to risks and uncertainties related to the Company's business described in filings by the Company with the Securities Exchange Commission, the items addressed in this release are subject to various risks and uncertainties including, but not limited to, the risks relating to the successful integration of new management personnel into the Company's existing structure and conditions in the insurance and reinsurance markets. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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CONTACT: ARCH CAPITAL GROUP LTD.
         John D. Vollaro
         (441) 278-9250



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